Exhibit 10.1

CONSULTANT AGREEMENT

          AGREEMENT made this 16th day of June, 2016, between Timothy S. O’Toole residing at 800 NE 76th Street, Miami, FL  33138 (“Consultant”), and Chemed Corporation, a Delaware corporation, with offices located at Suite 2600, 255 East Fifth Street, Cincinnati, OH  45202 (“Company”).

          WHEREAS, Company desires to engage the services of Consultant, a former officer of the Company and a former officer and director of Vitas Healthcare Corporation, as an independent consultant to Company commencing on June 16, 2016 and continuing until terminated under Section 7 hereof (the “Consulting Period”), and the Consultant desires to perform consulting services for Company during the Consultant Period on the terms and conditions hereinafter provided.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1.        Consultant represents and warrants to Company he is free to accept retention hereunder and that he has no prior or other obligation or commitments of any kind which would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of, such consulting arrangement, or the exercise of his best efforts as consultant to Company.

          2.        Subject to termination as provided in paragraph 7 hereof, Company shall engage Consultant and the Consultant shall perform consulting services for Company as a Consultant in such areas as Company shall reasonably request.

          3.        (a)  During the term of the Consulting Period, in accordance with paragraph 2 hereof, Company shall pay the employee an annual consultant fee in the form of Two Hundred Forty Thousand Dollars ($240,000) ($20,000.00 per month) payable in advance of the first day of each month.

                    (b)  Company shall furnish Consultant an office in Cincinnati, Ohio, for his use during the Consulting Period.

                    (c)  Consultant shall be an independent contractor and not an employee of Company.  Consultant shall pay all taxes as a self-employed person.

          4.        Consultant shall not (except in the performance of his duties hereunder) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatever belonging to or in the possession of Company or its affiliates.  Consultant shall have no right, title or interest in any such material, and Consultant agrees that (except in the performance of his duties hereunder) he will not, without the prior written consent of Company remove any such material from any premises of Company and that he will return all such material to Company immediately upon the termination of his engagement or at any time prior thereto upon the request of Company.

          5.  Without prior written consent of Company, Consultant shall not at any time (whether during or after the Consulting Period) use for his own benefit or purposes or for the benefit or purposes of any person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secrets, information, data (including, but not limited to, that relating to costs, products, equipment, marketing methods, suppliers, customers, personnel training programs, business expansion plans or financing) belonging to, or relating to the affairs of the Company, or any affiliate of Company.

          6.        Consultant will not at any time, without the prior consent of Company:

                    (a)  Request or advise any supplier or customer of, or any other person, firm, partnership, association, corporation or business organization, entity or enterprise having business dealings with Company or any of its affiliates to withdraw, curtail or cancel such business or such business dealings, or

                    (b)  Disclose to any person, firm, partnership, association, corporation or business organization, entity or enterprise, the names of suppliers or customers of, other persons, firms, partnerships, associations, corporations or business organizations, entities or enterprises having business dealings with Company or any of its affiliates, or

                    (c)  Induce or attempt to influence any employee of Company or any of its affiliates to terminate his or her employment, or

                    (d)  Disparage, impugn or damage the reputation of Company, any of its affiliates or their employees, directors, officers, employees or business practices.

          7.        At the Company’s option, this Consultant Agreement shall terminate forthwith upon (a) Consultant’s death, (b) any material failure of him to observe or perform his agreements herein contained, after written notice thereof by Company and a thirty (30) day opportunity to cure such failure, or (c) by either party hereto upon 90 days written notice.  All provisions of this agreement, except the provisions of Sections 2 and 3 hereof, shall survive any such termination.

          8.        Consultant’s noncompetition and nonsolicitation obligations under Section 4.4 of the Employment Agreement of May 6, 2007 amended effective July 9, 2009 between Consultant and Company (“Employment Agreement”) shall extend and continue for 12 months following termination of this Consulting Period, notwithstanding any language to the contrary in said Employment Agreement.

          9.        The terms and provisions of this agreement are in addition to any post-termination obligations of the Employment Agreement pursuant to which Consultant’s employment with Company ended on June 15, 2016, and that Waiver of Liability dated June 16, 2016 executed in favor of Company by Consultant, shall be binding on and inure to the benefit of Consultant, his heirs at law, legatees, distributes, executors, administrators and other legal representatives, and shall be binding on and inure to the benefits of the Company, its affiliates and its successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have executed this instrument on the date first above written.

WITNESS:	CONSULTANT:

Timothy S. O'Toole

ATTEST:	CHEMED CORPORATION

By:

Its:

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